EXHIBIT 23.4

                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 1996, relating to the combined financial statements of United Envelope Co., Inc. and its affiliate Rex Envelope Co., Inc., and our report dated March 4, 1996, relating to the financial statements of Huxley Envelope Corporation, which reports appear in the Information Statement/Prospectus constituting part of the Registration Statement on Form S-1 of Workflow Management, Inc. dated June 10, 1998. We also consent to the application of such reports to the Financial Statement Schedule listed as
Exhibit 99.1 of the Form S-1 when such schedule is read in conjunction with the financial statements referred to in our reports.



HERTZ, HERSON & COMPANY, LLP

New York, New York
June 25, 1998